UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 18, 2014

PIMCO Income Strategy Fund

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

811-21374	32-0087094
(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 739-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

PIMCO Income Strategy Fund and PIMCO Income Strategy Fund II (each, a “Fund” and, together, the “Funds”) will commence a voluntary tender offer on or about September 19, 2014 (each, a “Tender Offer” and, together, the “Tender Offers”) for up to 100% of its outstanding auction rate preferred shares (“ARPS”) at a price equal to 90% of the ARPS’ per share liquidation preference of $25,000 per share (or $22,500 per share) and any unpaid dividends accrued through the expiration date of the Tender Offers. In addition, each tendering ARPS holder will be entitled to one non-transferrable contingent payment right. The press release announcing the Tender Offers is attached hereto as Exhibit 99.1.

In connection with the Tender Offers, the Funds, Pacific Investment Management Company LLC, the Funds’ investment manager, and Allianz Global Investors Fund Management LLC, the Funds’ former investment manager (collectively, the “Fund Parties”), entered into an agreement on September 18, 2014 (the “Tender Offer and Standstill Agreement”) with Brigade Capital Management, LP (“Brigade Capital”), Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”) and Donald E. Morgan, III (together with Brigade Capital and Brigade Fund, the “Brigade Parties”) pursuant to which the Fund Parties agreed to conduct the Tender Offers and the Brigade Parties agreed to tender 100% of their ARPS and take or refrain from taking certain other actions relating to their holdings of ARPS. The Tender Offer and Standstill Agreement is attached hereto as Exhibit 99.2.

The information disclosed under this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under Section 18 and shall not be deemed to be incorporated by reference into any filing of the Fund under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of the Fund, dated September 18, 2014

99.2	Tender Offer and Standstill Agreement, dated September 18, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIMCO Income Strategy Fund

By:	/s/ Eric D. Johnson
Name:	Eric D. Johnson
Title:	Vice President

Date: September 18, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Fund, dated September 18, 2014

99.2	Tender Offer and Standstill Agreement, dated September 18, 2014